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EXHIBIT 99.2

Press Release For Immediate Release

Beazer Homes Announces All-Time Record Quarterly EPS of $2.59,
Up 25% Over June 2001

Atlanta, Georgia, July 23, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended June 30, 2002, the third quarter of its 2002 fiscal year. Highlights of the quarter, compared to the same period of the prior year, are as follows:

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  All-time record quarterly diluted EPS: $2.59 (up 25% vs. $2.07 in prior year)

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  Home closings: 3,960 (up 74%); total revenues $744 million (up 66%)

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  Operating profit margin: 7.2% (up 10 basis points)

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  Earnings before interest, taxes, depreciation and amortization (EBITDA): $72.6 million (up 68%)

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  EBITDA Margin: 9.8% (up 10 basis points)

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  Net income: $34.6 million (up 81%)

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  Debt to total capitalization: 50% (down from 54% at June 30, 2001)

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  Equity book value: $745.8 million (up 131%) or $55.71 per share (up 59%)

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  Diluted shares outstanding: 13.4 million (up 45%)

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  All-time record quarterly new orders: 4,227 (up 47%)

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  All-time record backlog 7,627 homes (up 65%), sales value $1.4 billion (up 62%)

All-Time Record EPS For June Quarter
Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to announce all-time record results for the quarter ended June 30, 2002, our first quarter including Crossmann Communities. These results demonstrate the growth and improved profitability that we expect to achieve both from this acquisition and from the expansion of our existing Beazer operations."

Mr. McCarthy continued, "All-time record EPS of $2.59 for the quarter ended June 30, 2002, was up 25% over EPS in June 2001 (up 20% over EPS before an extraordinary loss for early extinguishment of debt in the June 2001 quarter). This increase in EPS was achieved on a 45% higher diluted share count, which includes the shares issued in connection with the Crossmann acquisition."

Increased New Orders and Record Backlog Demonstrate Continued Strong Demand
Mr. McCarthy said, "During the June quarter we had 4,227 new orders for homes, a 47% increase over the June 2001 quarter. New orders for the quarter include 1,299 new orders from Crossmann operations. Excluding Crossmann, Beazer's new orders for the quarter would have been 2,928, setting a new June quarter record. New orders for Beazer's existing operations would have been up 2% over June 2001, which was a very strong quarter when new orders were up 31% over June 2000."

–More–

Mr. McCarthy also said, "At June 30, 2002, we had 7,627 homes in backlog (up 65%) with a sales value of $1.4 billion (up 62%), both all-time Company records. We believe that our record new orders and backlog demonstrate the continued strength of the U.S. housing market. Demand remains strong, especially in the first-time homebuyer segment. In addition, the inventory of homes available for sale in the U.S. remains near all-time lows, especially in lower price points. We continue to believe that the most significant factors supporting housing activity over the coming years will be strong demand, driven by population growth, along with a supply of housing constrained by land restrictions. Such land restrictions favor larger homebuilders and are accelerating consolidation in the industry."

Operating Profit Margin Improves
David S. Weiss, Executive Vice President and Chief Financial Officer, said, "Our results for the June quarter demonstrate the continuing improvement that we are achieving in our profitability. Our operating profit margin increased 10 basis points relative to last year's June quarter, as did our margin of earnings before interest, taxes, depreciation, and amortization (EBITDA). This improvement takes into account a $10.8 million negative impact (1.5% of total revenues) of purchase accounting adjustments related to the Crossmann acquisition. These purchase accounting adjustments are included as a reduction to gross margin during the June 2002 quarter and reflect principally the write-up of homes under construction to fair value."

Mr. Weiss continued, "Our operating profit margin, including the impact of Crossmann purchase accounting adjustments, was 7.2%, up 10 basis points from the year ago June quarter. As the impact of purchase accounting diminishes over the next two quarters, we expect to report significant year-over-year increases in our operating profit margin. These increases reflect our continued ability to raise prices in many communities while our costs remain stable, along with the higher profitability that we expect from our combination with Crossmann Communities."

Beazer's Financial Position Strengthens in June Quarter
Mr. Weiss also said, "We ended our June quarter in an extremely strong financial position. At June 30, 2002, our ratio of debt to total capitalization was 50%, an improvement from the 54% level at June 30, 2001. Interest coverage (EBITDA divided by interest incurred) for the last twelve months was 5.1 times, compared to 4.4 times a year ago. We have improved our financial statistics while completing a major acquisition. This reflects our commitment to maintaining a strong balance sheet and conservative financial position. Recognizing this commitment, Standard & Poor's upgraded our senior debt from BB- to BB during the quarter."

Mr. Weiss concluded, "We expect our financial position to improve further during our fourth fiscal quarter and expect to end our fiscal year at September 30 with a debt to total capitalization ratio below 50%."

–More–

Beazer Sets Target For 2003 Earnings
Mr. McCarthy said, "The integration of Crossmann Communities and Beazer Homes is proceeding extremely well, as demonstrated by our strong operating results for the June quarter. We expect the benefits of this acquisition to accelerate over the coming year and we target achieving profit margin improvement in fiscal 2003 relative to 2002."

Mr. McCarthy concluded, "Given our strong profitability, increased level of backlog and prospects for future growth, we are now able to both raise our target for earnings per share in fiscal 2002 and establish a target for significant growth in fiscal 2003. Our target for earnings in fiscal 2002 is now $10.25 per share, up from our prior guidance of $10.00 per share. Recognizing both continuing growth in our current operations as well as accretion from our Crossmann acquisition, we are establishing a target of $12.00 for EPS in fiscal 2003, up 17% from our revised target for fiscal 2002. This EPS target is based on achieving over $3 billion in revenue in fiscal 2003."

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com
Note:
Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2001.

–Table Follows–

Beazer Homes USA, Inc.
Consolidated Operating And Financial Data
(Dollars in thousands, except per share amounts)

        Financial Data

	Quarter Ended June 30,		Nine Months Ended June 30,
	2002	2001	2002	2001
Income Statement
Revenues	$743,813	$448,825	$1,736,842	$1,188,172
Costs and Expenses:
Home construction and land sales	597,706	357,071	1,391,753	948,764
Interest	12,887	8,651	28,825	22,715
Selling, general and administrative expenses	79,499	51,218	187,190	132,742

Operating income	53,721	31,885	129,074	83,951
Other income	3,550	780	5,782	909

Income before income taxes and extraordinary item	57,271	32,665	134,856	84,860
Income taxes	22,622	12,740	52,880	33,096

Net income before extraordinary item	34,649	19,925	81,976	51,764
Extraordinary item—loss on early extinguishment of debt (net of taxes of $469)	—	733	—	733

Net income	$34,649	$19,192	$81,976	$51,031

Basic:
Net income per share before extraordinary item	$2.76	$2.43	$8.35	$6.35
Extraordinary item	—	(0.09)	—	(0.09)

Net income per common share	$2.76	$2.34	$8.35	$6.26

Diluted:
Net income per share before extraordinary item	$2.59	$2.15	$7.63	$5.67
Extraordinary item	—	(0.08)	—	(0.08)

Net income per common share	$2.59	$2.07	$7.63	$5.59

Weighted average shares outstanding in thousands:
Basic	12,545	8,195	9,823	8,149
Diluted	13,388	9,250	10,742	9,124
Interest incurred	$16,729	$10,306	$34,518	$26,578
Depreciation and amortization	$2,485	$2,043	$6,322	$6,171

Selected Balance Sheet Data

	June 30,
	2002	2001
Cash	$5,682	$11,911
Inventory	1,343,660	785,234
Goodwill	250,201	6,649
Total assets	1,736,838	872,362
Total debt	738,782	386,809
Shareholders'equity	745,814	323,070

Beazer Homes USA, Inc.
Consolidated Operating And Financial Data (Continued)
(Dollars in thousands)

Operating Data

	Quarter Ended June 30,		Nine Months Ended June 30,
	2002	2001	2002	2001
Selected Operating Data
Closings:
Southeast region	1,350	951	2,856	2,231
West region	1,105	806	3,170	2,323
Central region	298	253	790	561
Mid-Atlantic region	347	266	1,088	877
Midwest region	860	—	860	—

Total closings	3,960	2,276	8,764	5,992

New orders, net of cancellations:
Southeast region	1,387	1,006	3,438	2,914
West region	1,248	1,204	3,494	2,943
Central region	327	288	917	737
Mid-Atlantic region	337	375	1,102	1,105
Midwest region	928	—	928	—

Total new orders	4,227	2,873	9,879	7,699

Backlog at end of period	7,627	4,636

Dollar value at end of period	$1,447,144	$891,898

Active subdivisions:
Southeast region	181	130
West region	73	73
Central region	32	32
Mid-Atlantic region	39	41
Midwest region	133	—

Total active subdivisions	458	276

Supplemental Financial Data

	Quarter Ended June 30,		Nine Months Ended June 30,
	2002	2001	2002	2001
Revenues
Home sales	$732,269	$440,866	$1,709,362	$1,161,042
Land and lot sales	4,105	3,528	9,629	15,476
Mortgage origination revenue	10,957	6,522	26,317	17,300
Intercompany elimination—mortgage	(3,518)	(2,091)	(8,466)	(5,646)

Total revenues	$743,813	$448,825	$1,736,842	$1,188,172

Cost of home construction and land sales
Home sales	$597,422	$355,861	$1,392,409	$942,320
Land and lot sales	3,802	3,301	7,810	12,090
Intercompany elimination—mortgage	(3,518)	(2,091)	(8,466)	(5,646)

Total costs of home construction and land sales	$597,706	$357,071	$1,391,753	$948,764

Selling, general and administrative
Homebuilding operations	$73,161	$47,636	$172,339	$123,082
Mortgage origination operations	6,338	3,582	14,851	9,660

Total selling, general and administrative	$79,499	$51,218	$187,190	$132,742

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  EXHIBIT 99.2